Exhibit 10.8

February 4, 2008

Mark Sachleben

Dear Mark:

I am very pleased to offer you a position with New Relic, Inc. (“Company”) on the following terms. Please let me know if you have any questions at all.

1. Employment Duties. Your employment shall be with Company in the position of Chief Operating Officer (COO). You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties as assigned and delegated to you by Company.

2. Start Date. If you accept this offer, your employment with Company shall begin on April 1, or earlier as mutually agreed. We may ask you to be available for occasional meetings or calls before this date

3. Salary. In consideration for your services to Company, you will receive compensation of $6,667 twice a month (equivalent to an annual salary of $160,000). The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4. Additional Benefits.

a.	Stock Option Grant. We intend to recommend an Employee Stock Option grant of 1,225,000, at fair market value at the time of the grant, and vesting over four years. However, we do not yet have an Employee Stock Option Plan in place. Your grant, when made, will be subject to the terms of the Plan accepted by the Board. The actual quantity, pricing and vesting of your grant will be determined at the sole discretion of the Board.

b.	Insurance. The Company’s benefits package is under development and you will have benefits consistent with other employees as soon as it becomes available. In the meantime, the Company will reimburse you for 90% of the documented premium expense of your COBRA plan or other health, dental and vision coverage.

c.	401k Plan. You will be eligible to participate in the 401k investment plan when set up by Company.

d.	Paid Time Off and Holidays. You shall be entitled to eighteen (18) days of paid time off per year. Company paid holidays are: New Year’s Day, Presidents’ Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, the Friday after Thanksgiving, and Christmas Day, plus two (2) annual floating holidays determined by Company.

e.	Business Expenses. You shall be entitled to reimbursement by Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and consistent with the policies of the Company.

5. Proprietary Information and Inventions. As a condition of your employment with Company, you shall execute, at the same time as this agreement, the Proprietary Information and Inventions Agreement attached as Exhibit A and incorporated herein by this reference.

6. At-Will Employment. Your employment with Company is entirely voluntary for both parties and either you or Company may conclude the employment relationship at any time, and for any reason or for no reason at all. Also, Company retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This “at will” employment relationship can only be modified in writing by the President of Company. This paragraph 6 contains the entire agreement between you and Company regarding the right and ability of either you or Company to terminate your employment with Company.

7. Representation and Warranty. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company, unless we are notified in writing in advance, will not be limited or restricted by any other agreements or understandings between you and other persons or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any previous employer. You agree to indemnify the Company against a breach of the representations and warranties in paragraph 7.

By signing this letter, you further agree that all disputes, claims or causes of action arising out of or relating to this letter agreement, your employment with Company, or the termination thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes established by the AAA.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This offer will expire on February 15, 2008.

By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter which caused you to accept this offer of employment.

We look forward to your favorable reply, and to a productive and enjoyable working relationship.

Very truly yours,

/s/ Lew Cirne
Lew Cirne
Founder and CEO

Offer Accepted:

/s/ Mark Sachleben
Mark Sachleben

Date:

1 Apr 2008

3.